EXHIBIT 99.1

SGS REPORTS RECORD THIRD QUARTER SALES OF $87.3 MILLION, AND RECORD THIRD QUARTER NET INCOME OF $5.3 MILLION

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales in the third quarter of 2010 were $87.3 million, up 7.9%, or $6.4 million, from the $80.9 million reported for the third quarter of 2009. SGS also announces that net income for the third quarter of 2010 was $5.3 million, up $3.2 million, from the $2.1 million reported for the third quarter of 2009. Both the sales and the net income figures are the highest ever achieved by SGS in any third quarter of its history.

The $6.4 million increase in revenue was due primarily to organic growth with our larger customers in North America. The increase was only slightly helped by net changes in foreign currency exchange rates. The weakening of the US Dollar versus the Canadian Dollar increased third quarter 2010 sales as compared to third quarter 2009 by $0.8 million, while the strengthening of the US Dollar versus the British Pound and Euro negatively impacted revenue by a combined $0.6 million. Sales in the United States increased by $4.5 million for the third quarter of 2010, compared to the same quarter in 2009. After excluding the impact of currency fluctuations, third quarter 2010 sales in Canada and Mexico increased by $0.9 million and $0.5 million, respectively, versus the third quarter of 2009. Excluding the impact of currency fluctuations, third quarter 2010 sales in Europe were flat verses the same period of 2009. Gross margin percentage (exclusive of depreciation) in the third quarter of 2010 was 38.8% compared to 37.0% for the third quarter of 2009. The improvement in gross margin percentage was driven by the revenue increase, and by the Company's ongoing cost reduction efforts.

Sales for the first nine months of 2010 were $267.8 million, up 10.7%, or $25.9 million, from the $241.9 million reported for the first nine months of 2009. The increase in nine-month sales was also primarily due to sales increases across the North American customer base. The weakening of the US Dollar versus the Canadian Dollar increased sales for the first nine months of 2010 versus the same period in 2009 by $4.8 million. Slightly offsetting this increase was a decrease in sales for the first nine months of 2010 of $0.2 million due to the strengthening of the US Dollar versus the British Pound and Euro. Sales in the United States increased by $14.4 million for the first nine months of 2010 compared to the first nine months of 2009. After excluding the impact of foreign currency fluctuations, sales in Canada, Mexico and Europe increased by $4.7 million, $1.4 million and $0.2 million, respectively, for the first nine months of 2010 versus the same period in 2009. Gross margin percentage (exclusive of depreciation) in the first nine months of the year was 41.1% compared to 36.5% for the first nine months of 2009. The nine month improvement in gross margin was driven by the same factors as the third quarter results.

Net income for the third quarter of the year increased by $3.2 million; to $5.3 million in 2010 from $2.1 million in 2009. The increase was primarily due to increased revenues and cost control. Net income as a percent of sales for the third quarter of 2010 was 6.1% versus 2.5% for the third quarter of 2009.

Net income for the first nine months of 2010 was up $7.7 million, to $19.5 million in 2010 from $11.8 million in 2009. The increase was primarily due to the increased revenues and cost control previously discussed combined with a $2.4 million decrease in interest expense. The year-to-year increase in net income occurred despite a $10.5 million pre-tax gain ($6.4 million after-tax) recorded during the first nine months of 2009 on the extinguishment of some outstanding debt instruments. Net income as a percent of sales for the first nine months of 2010 was 7.3% versus 4.9% for the first nine months of 2009.

EBITDA (a non-GAAP measure) increased by $4.0 million, to $21.2 million in the third quarter of 2010 from $17.2 million for the same period in 2009. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $0.5 million in the third quarter of 2010 and $1.3 million in the third quarter of 2009. EBITDA for the first nine months of 2010 increased $20.0 million to $70.3 million, compared to $50.3 million for the same period in 2009. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $1.5 million for the first nine months of 2010 and $3.8 million for the first nine months of 2009. The reconciliation of this non-GAAP measure to the GAAP measure of net income is as follows:
	Quarter Ended 09/30/10 (in millions)	Quarter Ended 09/30/09 (in millions)	Nine Months Ended 09/30/10 (in millions)	Nine Months Ended 09/30/09 (in millions)
Net income	5.3	2.1	19.5	11.8

Subtract:
Gain on Debt Extinguishment	--	--	--	10.5

Add:
Depreciation and amortization	6.0	5.9	17.6	17.6
Amortization Recorded through Net Sales	0.2	--	0.5	--
Other Expense/(Income)	(0.3)	0.5	0.3	0.9
Interest expense	6.6	6.9	20.0	22.3
Income tax provision	3.4	1.8	12.4	8.2

EBITDA	$ 21.2	$ 17.2	$ 70.3	$ 50.3

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the Company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "We are very pleased with our results during 2010. Our obsessive focus on meeting and exceeding our customers' expectations is paying dividends to us. During the remainder of 2010, we will continue to concentrate on exceeding our customers' expectations, and we will also continue to pursue organic growth, and pay down outstanding debt."

SGS International, Inc. is the parent company of Southern Graphic Systems, Inc., a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EST on Wednesday, November 10, 2010. Please dial (1-800-230-1766) in the USA or (1-612-332-0335) internationally to access the call. The conference ID number is 177460.

Please contact Jim Dahmus, CFO of SGS, at 1-502-634-5295 if you have any questions about this release.